Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2021, Navitas Semiconductor Corporation (“Navitas”, “we”, “our”, “us” or the “Company”) had the following two forms of security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) Class A Common Stock and (2) warrants, exercisable for one share of Class A Common Stock for $11.50 per share. We redeemed all warrants that remained outstanding and unexercised at 5:00 p.m. New York City time on March 7, 2022, pursuant to a notice of redemption we issued on February 4, 2022, in accordance with the terms and conditions of the warrant agreement governing the warrants. Accordingly, pursuant to a notification on Form 25 filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2022 by Nasdaq Stock Market LLC pursuant to Exchange Act Rule 12d2-2(a)(2), as of March 7, 2022, the warrants ceased to be registered under Section 12 of the Exchange Act and ceased to be listed on the Nasdaq Stock Market. For more information about the redemption of the warrants, see Note 10, Warrant Liability, to our consolidated financial statements for the year ended December 31, 2022, included in Part II, Item 8 of our annual report on Form 10-K for the year ended December 31, 2022. For a description of the warrants provided in accordance with Regulation S-K Item 601(b)(4)(vi), see Exhibit 4.5 to the registrant’s annual report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 25, 2021, which exhibit is incorporated herein by reference only to the extent describing the warrants prior to their redemption.

As of and following March 8, 2022 to the date of the filing that includes this exhibit, the only Navitas security registered under Section 12 of the Exchange Act is our Class A Common Stock.

Description of Class A Common Stock

The following description of our Class A Common Stock is based upon our Second Amended and Restated Certificate of Incorporation (our “certificate of incorporation”), our Amended and Restated Bylaws (our “bylaws”), and applicable provisions of law. We have summarized certain portions of our certificate of incorporation and bylaws below. The summary is not complete. The certificate of incorporation and bylaws are filed as exhibits to our annual reports on Form 10-K. You should read the certificate of incorporation and bylaws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (the “DGCL”) and of our certificate of incorporation and bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in the stockholder’s best interests, including those attempts that might result in a premium over the market price for the shares held by such stockholder.
Our certificate of incorporation authorizes us to issue a total of 751,000,000 shares of stock, all having a par value of $0.0001 per share, including (a) 750,000,000 shares of a class designated common stock (“Common Stock”), comprised of (i) 740,000,000 shares of a series of such class designated Class A Common Stock and (ii) 10,000,000 shares of a series of such class designated Class B Common Stock; and (b) 1,000,000 shares of a class designated preferred stock. (As of the end of the last fiscal year and the filing of the report in which this summary is included, there were 0 shares of Class B Common Stock and 0 shares of preferred stock outstanding. Neither the Class B Common Stock nor the preferred stock is registered under Section 12 of the Exchange Act.)

We are authorized to issue additional shares of Class A Common Stock without further stockholder approval, except as may be required by applicable law or stock exchange regulations. Holders of shares of our Class A Common Stock, subject to the preferential rights of holders of any shares of preferred stock, are entitled to dividends when and as declared by our board of directors. Holders of our Class A Common Stock have one vote per share on all matters submitted to a vote of the stockholders, and the right to share pro rata in our net assets in liquidation after payment of any amounts due to creditors and in respect of any preferred stock. Holders of shares of our Class A Common Stock are not entitled as a matter of right to any preemptive or subscription rights, and are not entitled to cumulative voting in director elections. All issued and outstanding shares of Class A Common Stock are fully paid and non-assessable. Our Class A Common Stock is listed on The Nasdaq Stock Market under the trading symbol “NVTS.” The transfer agent and registrar for our Class A Common Stock is Continental Stock Transfer & Trust Company.

Our bylaws provide that the annual meeting of stockholders shall be held on such date as may be fixed by our board of directors and as stated in a written notice, which must be mailed or delivered to stockholders not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL.

Certain Provisions of our Certificate of Incorporation and Bylaws

Our certificate of incorporation provides for a classified board of directors with three-year staggered terms, which may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Our certificate of incorporation states that action may be taken by stockholders only at annual or special meetings of stockholders, and that stockholders may not act by written consent. The bylaws vest the power to call special meetings of stockholders only in our chairman of the board, our chief executive officer, or a majority of our board of directors. Special meetings may not be called by any other person.

No business may be transacted at an annual meeting of stockholders other than business specified in the company’s notice of meeting, or otherwise properly brought before the annual meeting by the board, or otherwise properly brought before the annual meeting by any stockholder of record entitled to vote at the meeting on the date notice of the meeting was given and on the record date for the meeting, provided the stockholder complies with the notice procedures set forth in the bylaws.

To properly bring an item of business before an annual meeting, a stockholder must give timely notice to the company. To be timely, the notice must be received by the secretary of the company at its principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), then notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the company.
Certain Anti-Takeover Effects of Delaware Law
We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

•the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
•on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.